Exhibit 99.2

Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Completes Recapitalization;

Declares $3 Per Share Special Dividend

ANN ARBOR, Michigan, March 16, 2012: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, announced today that it has completed its recapitalization as planned, with the placement by certain of its subsidiaries of a $1.675 billion securitized debt facility and a declaration by its Board of Directors of a $3 per share special dividend. The new securitized debt facility replaces the April 2007 securitized debt facility.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “The fact that we will be paying less in interest, along with the stability of a fixed interest rate over the next seven years, and the flexibility of an available revolver, gives us the ability to invest in the business and reward shareholders. The special dividend demonstrates our commitment to provide value to our shareholders.”

The Company has $82.3 million of remaining availability under its $200 million open market share repurchase program and believes that share repurchases could also offer another appropriate strategy for shareholder returns.

Michael T. Lawton, Domino’s Chief Financial Officer, commented, “We are pleased with the terms and interest rates we were able to achieve. This amount of leverage is appropriate for a primarily-franchised business like ours and puts us comfortably within our historical debt ratio range.”

Asset-Backed Securitized Financing

Through a new asset-backed securitization, Domino’s Pizza Master Issuer LLC and other subsidiaries of the Company placed $1.575 billion of 5.216% Series 2012-1 Fixed Rate Senior Secured Notes, Class A-2 (Fixed Rate Notes) and $100 million Series 2012-1 Variable Funding Senior Notes, Class A-1 (VFN) in a private placement transaction, rated BBB+/Baa1 by S&P and Moody’s.

The securitized notes have been issued by indirect subsidiaries that hold substantially all of the Company’s revenue-generating assets, excluding Company-owned stores. The Fixed Rate Notes have an anticipated maturity of 7 years and a legal maturity of 30 years. The Fixed Rate Notes and VFN will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Fixed Rate Notes have scheduled principal payments of:

•	$23.6 million per year in years 1-3,

•	$31.5 million in year 4 and

•	$39.4 million per year in years 5-7.

The Company may elect not to make scheduled principal payments if it meets the leverage ratio of 4.5x total debt to EBITDA and other conditions but, if it elects to do so and subsequently rises above 4.5x, it must make up the payments it had elected not to make.

More…

Domino’s Pizza Recapitalization, Page Two

The Company estimates that, assuming all of the Fixed Rate Notes were outstanding and the VFN completely drawn, its EBITDA would need to decline by more than $100 million, or its global retail sales would need to decline by more than $1.8 billion in each case compared to the amounts achieved in fiscal 2011, before the Company would be at risk of breaching its two main financial covenants contained in the agreements: the Debt Service Coverage Ratio Threshold and the Global Retail Sales Threshold.

Use of Funds

The Company will use the proceeds from the securitized debt facility to repay $60 million in outstanding principal under the Series 2007-1 Class A-1 Notes, $1.3 billion in outstanding principal under the Series 2007-1 Class A-2 Notes and $76 million in outstanding principal under the Series 2007-1 Class M-1 Notes, a total of approximately $1.45 billion. The proceeds will also be used to pay accrued interest on the Series 2007-1 Notes and transaction-related fees and expenses. Remaining proceeds and cash on hand will be used to pay a $3 per share special cash dividend to Company shareholders and to make certain dividend equivalent payments to holders of outstanding stock options, totaling in the aggregate approximately $188 million.

Charges and Expenses

It is expected that the Company will record a deferred financing cost asset of approximately $39 million in conjunction with the recapitalization. This asset will be amortized into interest expense over each of the next 7 years (an estimated $5.6 million per year). There will also be an estimated total of between $9 million and $12 million of one-time pre-tax charges, primarily in the first quarter of 2012. These include the write-off of the deferred financing costs from the 2007 debt facility, as well as other charges. These charges will negatively impact diluted earnings per share, on an as-reported basis, by an estimated 9 cents to12 cents. Assuming that the VFN remains undrawn, cash interest expense is expected to be approximately $83 million in the first year of the facility (March 2012 to March 2013.) In addition, the amortization of deferred financing fees of approximately $5.6 million per year will bring total interest expense in the first year to an estimated $89 million.

Special Dividend and Dividend Equivalent Payments

The Domino’s Pizza Board of Directors approved a special dividend, payable on April 2, 2012 to shareholders of record at the close of business on March 26, 2012 with an ex-dividend date of March 22, 2012. Shareholders who sell their shares prior to the ex-dividend date will also be selling their right to receive the special dividend. Domino’s Pizza common stock will start trading on an ex-dividend basis beginning March 22, 2012, in accordance with NYSE rules.

Management believes this special dividend allows shareholders to receive a significant distribution without the need to surrender any shares of Domino’s Pizza. Management expects the price of Domino’s common stock to decrease in relation to the amount of the special dividend on the ex-dividend date, as is typical when public companies pay significant special cash dividends.

In addition, per the terms of the Company’s equity incentive plans and the stock option grant agreements under those plans, the Board approved the payment of dividend equivalent amounts to holders of stock options in the form of cash equal to the dividend amount on each share underlying a vested options and those options that will vest through the end of 2012. Additionally, to the extent permitted under applicable law (including applicable tax rules), unvested options that do not receive the dividend equivalent payment described above will have their exercise price reduced by $3 per share.

More…

Domino’s Pizza Recapitalization, Page Three

Barclays Capital served as the sole structuring advisor and joint book-running manager and J.P. Morgan served as joint book-running manager for the securitization. Ropes & Gray LLP and Skadden, Arps, Slate, Meagher, & Flom LLP served as counsel to Domino’s Pizza.

This press release is not an offer to sell or a solicitation of an offer to buy the notes.

Conference Call Information

Domino’s Pizza, Inc. will hold a conference call Monday, March 19 at 10 a.m. (Eastern) to review this transaction. The call can be accessed by dialing 888-306-6182 (U.S./Canada) or 706-634-4947 (International.) Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate in the call, a replay will be available for 30 days by dialing 855-859-2056 (US/Canada) or 404-537-3406 (International.) Conference ID is 60202900. The webcast will be archived on www.dominosbiz.com.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Domino’s Pizza had global retail sales of over $6.9 billion in 2011, comprised of over $3.4 billion domestically and over $3.5 billion internationally. As of year-end 2011, Domino’s operated a network of 9,742 franchised and Company-owned stores in the United States and over 70 international markets.

In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In late 2009, Domino’s debuted its “Inspired New Pizza” – a permanent change to its hand-tossed product, reinvented from the crust up.

Order - www.dominos.com

Mobile – http://mobile.dominos.com

Info - www.dominosbiz.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/Dominos

More…

Domino’s Pizza Recapitalization, Page Four

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to the refinancing of our subsidiaries’ securitization indebtedness, our ability to service our indebtedness, and refinance or otherwise repay our indebtedness prior to its expected repayment date, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of and our ability to refinance our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees’ to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; changes in accounting policies; and the European sovereign debt crisis and its potential to negatively impact the global economy. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.